Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 2 to the Registration Statement of Multi Packaging Solutions International Limited on Form S-1 of our report dated June 18, 2015 related to the financial statements of Multi Packaging Solutions Global Holdings Limited (formerly Chesapeake Finance 2 Limited) as of 29 December 2013 and for the period from 13 June 2013 (date of inception) to 29 December 2013 (Successor) and of Chesapeake Holdings S.a.r.l. as of 30 December 2012 and for the periods 31 December 2012 to 30 September 2013 and the 52 weeks ended 30 December 2012 (Predecessor), (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the differences between accounting principles generally accepted in the United Kingdom and accounting principles generally accepted in the United States of America), appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ DELOITTE LLP

DELOITTE LLP

London, United Kingdom

11 September 2015